                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                         Lehman Brothers Holdings Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                         Lehman Brothers Holdings Inc.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

- ---------------------------------------------------------------  LEHMAN
RICHARD S. FULD, JR.                                             BROTHERS
Chairman and Chief Executive Officer                             HOLDINGS INC.




                                          February 24, 1995

Dear Stockholder:

The Company's Annual Meeting of Stockholders will be held on Wednesday, April 5, 1995, at 10:30 a.m. (New York Time), at the 26th Floor Auditorium, 3 World Financial Center, 200 Vesey Street, New York, New York 10285. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon are enclosed. You are cordially invited to attend.

All holders of record of the Company's outstanding shares of Common Stock, Cumulative Convertible Voting Preferred Stock, Series A, Cumulative Voting Preferred Stock and Redeemable Voting Preferred Stock, as of February 10, 1995, will be entitled to vote at the Annual Meeting. It is important that your shares be represented at the meeting. You will be asked to (i) elect three Class II Directors; and (ii) ratify the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the 1995 fiscal year. Accordingly, we request that you promptly sign, date and return the enclosed proxy card regardless of the number of shares you hold.

                                          Very truly yours,

                                          /s/ RICHARD S. FULD, JR.

                                          RICHARD S. FULD, JR.

                         LEHMAN BROTHERS HOLDINGS INC.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To the Stockholders of Lehman Brothers Holdings Inc.:

  The Annual Meeting of Stockholders (the "Annual Meeting") of Lehman Brothers Holdings Inc. (the "Company") will be held on Wednesday, April 5, 1995, at 10:30 a.m. (New York Time), at the 26th Floor Auditorium, 3 World Financial Center, 200 Vesey Street, New York, New York 10285 to:

    (1) Elect three Class II Directors for terms of three years each;

    (2) Ratify the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the 1995 fiscal year; and

    (3) Act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

  THE COMPANY WILL ADMIT TO THE ANNUAL MEETING STOCKHOLDERS OF RECORD, PERSONS HOLDING PROOF OF BENEFICIAL OWNERSHIP OR WHO HAVE BEEN GRANTED PROXIES AND ANY OTHER PERSON THAT THE COMPANY, IN ITS SOLE DISCRETION, MAY ELECT TO ADMIT. IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD.

  Stockholders of record at the close of business on February 10, 1995 are entitled to notice of, and to vote at the Annual Meeting or any adjournment thereof. A list of such Stockholders will be available at the Annual Meeting and, during the ten days prior thereto, at the office of the Company's Corporate Secretary, 3 World Financial Center, 24th Floor, New York, New York 10285.

  A copy of the Company's Annual Report to Stockholders is enclosed herewith.

                                           By Order of the Board of Directors

                                                  /s/ KAREN C. MANSON

                                                     KAREN C. MANSON
                                                        Secretary

New York, New York
February 24, 1995

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

                         LEHMAN BROTHERS HOLDINGS INC.
                            3 WORLD FINANCIAL CENTER
                            NEW YORK, NEW YORK 10285

                                                               February 24, 1995

                                PROXY STATEMENT

  VOTE BY PROXY. This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of the accompanying proxy by the Board of Directors of Lehman Brothers Holdings Inc. (the "Company"; the Company together with its subsidiaries, the "Firm") for the Company's Annual Meeting of Stockholders to be held on Wednesday, April 5, 1995 at 10:30 a.m. (New York
Time), or any adjournment thereof ("Annual Meeting"). This Proxy Statement and the proxy ("proxy card" or "proxy") are expected to be mailed to Stockholders on or about February 24, 1995.

  You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to sign and date the enclosed proxy and return it in the enclosed, prepaid envelope. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by (i) giving written notice to the Corporate Secretary of the Company, (ii) by subsequently filing a later dated proxy or (iii) by attending the Annual Meeting and voting in person. Please note that attendance at the meeting will not by itself revoke a proxy.

  The enclosed proxy indicates on its face the number of common and/or preferred shares registered in the name of each stockholder of record on February 10, 1995. Proxies furnished to employees indicate the number of shares, if any, (i) held by the employee under the Lehman Brothers Holdings Inc. Employee Stock Purchase Plan ("ESPP") and (ii) allocated to the employee's Lehman Brothers Holdings Inc. Employee Stock Ownership Plan ("ESOP") account. Proxies returned by employees who participate in the ESOP will be considered to be voting instructions to the ESOP trustee ("ESOP Trustee") with respect to shares allocated to such account. Pursuant to the terms of the ESOP trust agreement, the ESOP Trustee shall vote unallocated shares and allocated shares for which no voting instructions are received in a manner that the Trustee judges to be in the best interest of participants in the ESOP. Pursuant to the terms of the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan ("TDSP"), the trustees of the TDSP shall vote all the shares held in participating employees' accounts.

  CONFIDENTIAL VOTING. As a matter of policy, the proxies, ballots and voting tabulations relating to individual Stockholders are kept private by the Company. Such documents are available for examination only by Inspectors of Election and certain employees of the Company's tabulating agents engaged in processing proxy cards and tabulating votes. The vote of any Stockholder is not disclosed to management except as may be necessary to meet legal requirements. However, all comments directed to management from Stockholders, whether written on the proxy card or elsewhere, will be forwarded to management.

  GENERAL. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

    FOR the election of the three nominees for Class II Director named below;
  and

    FOR the ratification of the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the 1995 fiscal year.

  In the event a Stockholder specifies a different choice on the proxy, his or her shares will be voted in accordance with the specification so made.

  The Company's 1994 Annual Report has been mailed to Stockholders in connection with this solicitation. A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON FORM 10-K, EXCLUSIVE OF EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING: LEHMAN BROTHERS HOLDINGS INC., 3 WORLD FINANCIAL CENTER, 24TH FLOOR, NEW YORK, NEW YORK 10285 ATTN.:
CORPORATE SECRETARY.

  On March 28, 1994, the Board of Directors of the Company (the "Board of Directors") approved a change in the Company's fiscal year-end from December 31 to November 30, effective for the 1994 fiscal year; therefore the period from January 1, 1994 to November 30, 1994 was a transition period.

  COST OF SOLICITATION. The cost of soliciting these proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers or employees of the Company in person or by telephone or telegram, or other means of communication, for which no additional compensation will be paid. The Company has engaged the firm of Georgeson & Company Inc. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Georgeson & Company Inc. a fee of $15,000 plus expenses for its services.

  The Company also will reimburse brokerage houses, including the Company's wholly-owned subsidiary, Lehman Brothers Inc. ("LBI"), and other custodians, nominees and fiduciaries for their reasonable expenses, in accordance with the rules and regulations of the SEC, the New York Stock Exchange, Inc. ("NYSE") and other exchanges, in sending proxies and proxy material to the beneficial owners of shares of the Company's voting securities.

  THE VOTING STOCK. The Company has four classes of voting stock: Common Stock, par value $0.10 per share (the "Common Stock"), Cumulative Convertible Voting Preferred Stock, Series A, par value $1.00 per share (the "Series A Preferred Stock"), Cumulative Voting Preferred Stock, par value $1.00 per share (the "Cumulative Preferred Stock") and Redeemable Voting Preferred Stock, par value $1.00 per share ("Redeemable Preferred Stock") (the Series A Preferred Stock, Cumulative Preferred Stock and Redeemable Preferred Stock are collectively referred to herein as the "Preferred Stock" and the Common Stock and the Preferred Stock are sometimes collectively referred to herein as the "Voting Stock").

  As of February 10, 1995, there were 104,499,430 shares of Common Stock outstanding (exclusive of 1,108,993 shares held in the treasury), each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting, and there were outstanding 13,000,000 shares of Series A Preferred Stock, 8,000,000 shares of Cumulative Preferred Stock and 1,000 shares of Redeemable Preferred Stock, respectively, each of which is entitled to .3178313, .295, and 1,059 votes per share, respectively. There is no cumulative voting provision for Common Stock or Preferred Stock. The Common Stock and the Preferred Stock will vote together as a single class on each matter to be voted on at the meeting. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock and Preferred Stock outstanding and entitled to vote shall constitute a quorum.

  Prior to May 27, 1994, all of the shares of Common Stock of the Company were owned by American Express Company ("American Express"). On May 31, 1994 all of the shares of Common Stock of the Company owned by American Express were distributed to American Express common stockholders of record on May 20, 1994 as a result of a special dividend declared on April 29, 1994 by the Board of Directors of American Express (the "Spin-off"). Prior to the Spin-off, additional equity investments in the Company of approximately $1.1 billion and $89 million were made by American Express and Nippon Life Insurance Company ("Nippon Life"), respectively. As a result of the Spin-off, the Company became a public corporation with its Common Stock listed on the NYSE. See "Certain Transactions and Agreements between American Express and the Company" below.

  As of February 10, 1995, American Express owned no shares of Common Stock and 100% and 92.8% of the outstanding shares of Cumulative Preferred Stock and Redeemable Preferred Stock, respectively, representing in the aggregate approximately 3% of the Voting Stock. American Express has agreed that so long as it or any of its subsidiaries holds any shares of the Cumulative Preferred Stock or Redeemable Preferred Stock, it will vote such shares in the same proportion as the votes cast by the holders of shares of Common Stock on matters to be voted on by Stockholders of the Company.

  As of February 10, 1995, Nippon Life owned 100% and 7.2% of the outstanding shares of the Series A Preferred Stock and Redeemable Preferred Stock, respectively, and approximately 5.3% of the outstanding Common Stock (11.5% assuming conversion of the Series A Preferred Stock and exercise of a warrant to purchase Common Stock), representing in the aggregate approximately 8.7% of the Voting Stock.

  STOCKHOLDERS ENTITLED TO VOTE. Only stockholders of record at the close of business on February 10, 1995 will be entitled to notice of and to vote at the Annual Meeting.

                     INFORMATION AS TO CERTAIN STOCKHOLDERS

  To the knowledge of management, except as described below, no person beneficially owns more than five percent of any class of Voting Stock as of December 31, 1994.

                                                             NUMBER      PERCENT
     TITLE OF CLASS          NAME OF BENEFICIAL OWNER      OF SHARES     OF CLASS
     --------------       -------------------------------  ----------    --------
Common Stock............  FMR Corp.(a)                     13,727,395(b)   13.01
Common Stock............  Nippon Life Insurance Company(c) 12,924,489(d)   11.50
Common Stock............  Heine Securities Corporation(e)   5,781,500(f)    5.50
Cumulative Convertible
 Voting Preferred Stock,
 Series A...............  Nippon Life Insurance Company(c) 13,000,000     100.00
Cumulative Voting Pre-
 ferred Stock...........  American Express Company(g)       8,000,000(h)  100.00
Redeemable Voting Pre-
 ferred Stock...........  American Express Company(g)             928(h)   92.80
Redeemable Voting Pre-
 ferred Stock...........  Nippon Life Insurance Company(c)         72       7.20

- --------
(a) The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.
(b) Based on Amendment No. 1 to Schedule 13G filed by FMR Corp. and Edward C. Johnson 3rd on February 13, 1995 with the SEC. Includes 13,444,141 shares over which Fidelity Management & Research Company, a registered investment advisor and subsidiary of FMR Corp., has sole dispositive power, 282,614 shares over which Fidelity Management Trust Company ("Trust"), a bank and subsidiary of FMR Corp., has sole dispositive power, 180,553 shares over which Trust has sole dispositive power and 640 shares over which Fidelity International Limited ("FIL"), an investment advisor, has sole voting power. Mr. Johnson is Chairman of FMR Corp. and FIL. Mr. Johnson and his wife, Abigail P. Johnson, each own 24.9% of the outstanding voting stock of FMR Corp. Mr. and Mrs. Johnson, together with family members and family trusts, are a controlling group of FMR Corp. FMR Corp. and FIL each disclaim beneficial ownership of the other's shares.
(c) The address of Nippon Life is 2-2, Yurakucho, 1-Chome, Chiyoda-ku, Tokyo, 100, Japan.
(d) Includes 3,304,880 shares of Common Stock issuable upon exercise of a warrant to purchase shares of Common Stock granted to Nippon Life by the Company in 1990 and 4,131,807 shares of Common Stock issuable upon conversion of the Series A Preferred Stock. Based upon information furnished by Nippon Life, Nippon Life has sole investment and sole voting power over all shares.
(e) The address of Heine Securities Corporation ("HSC") is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.
(f) Based on information furnished by HSC on February 3, 1995. Pursuant to advisory contracts with its clients, HSC, a registered investment advisor, has sole investment and sole voting power over these shares, all of which are owned by its clients. HSC disclaims beneficial ownership of all of these shares.
(g) The address of American Express is 3 World Financial Center, New York, New York 10285.
(h) Based on information furnished by American Express, American Express has sole investment and sole voting power over all shares.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

  At the Annual Meeting three Class II Directors are to be elected, each to serve until the Annual Meeting in 1998 and until his or her successor is elected and qualifies. The Restated Certificate of Incorporation of the Company establishes a classified Board of Directors with three classes, designated Class I, Class II and Class III. The terms of Class I and Class III Directors continue until the Annual Meetings in 1996 and 1997, respectively.

  The three nominees for Director are: Roger S. Berlind, Dina Merrill and Masataka Shimasaki. Messrs. Berlind and Shimasaki and Ms. Merrill were elected Class II Directors in 1985, 1994 and 1988, respectively.

  Pursuant to the 1994 Investment Agreement, Mr. Masataka Shimasaki has been nominated by Nippon Life as a Class II Director. See "Certain Transactions and Agreements Among the Company, American Express and Nippon Life."

  The three nominees receiving the greatest number of votes cast by the holders of Voting Stock will be elected as Class II Directors of the Company. Unless authority to vote is withheld, the persons specified in the enclosed proxy intend to vote for the following nominees, all of whom have consented to being named in this proxy statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any such nominee is unable to serve.

  The following information is provided with respect to the nominees for Director and the incumbent Directors. Italicized wording indicates principal occupation.

             NOMINEES FOR ELECTION AS CLASS II DIRECTORS TO SERVE
                 UNTIL THE 1998 ANNUAL MEETING OF STOCKHOLDERS

ROGER S. BERLIND                      DIRECTOR SINCE 1985                AGE: 64

  Private Investor. Roger S. Berlind has been a theatrical producer for Berlind Productions since 1981. Mr. Berlind, is a Director of LBI, a Governor of the League of American Theaters and Producers and has served as a Trustee of Princeton University, The Eugene O'Neill Theater Center and the American Academy of Dramatic Arts. Mr. Berlind has been a Director of the Company since 1985. He is Chairman of the Company's Finance Committee and a member of the Company's Audit Committee.

DINA MERRILL                          DIRECTOR SINCE 1988                AGE: 66

  Actress and Private Investor. Dina Merrill, an actress and private investor, is a Director and Vice Chairman of RKO Pictures, Inc. Ms. Merrill was a Presidential Appointee to the Kennedy Center Board of Trustees and is a Vice President of the New York City Mission Society, a Trustee of the Eugene O'Neill Theater Foundation and a member of the board of Project Orbis, the Juvenile Diabetes Foundation and the Museum of Television and Radio. Ms. Merrill has been a Director of the Company since 1988.

MASATAKA SHIMASAKI                    DIRECTOR SINCE 1994                AGE: 51

  Director and General Manager for the Americas of Nippon Life. Mr. Shimasaki has been affiliated with Nippon Life, Japan's largest insurance company, since 1967, has been General Manager for the Americas since March 1994, and has been a Director since July 1994. He was General Manager, International Planning Department of Nippon Life from 1993 until March 1994. Mr. Shimasaki was General Manager of Nippon Life's International Finance Department from 1990 until 1993, and Chief Representative of Nippon Life's London Representative Office from 1988 through 1990. Mr. Shimasaki has been a Director of the Company since 1994. He is a member of the Company's Audit Committee and Finance Committee. Mr. Shimasaki is also a Director of PanAgora Asset Management, Inc. See "Certain Transactions and Agreements Among the Company, American Express and Nippon Life."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES.

    CLASS I DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 1996 ANNUAL MEETING OF
                                  STOCKHOLDERS

RICHARD S. FULD, JR.                  DIRECTOR SINCE 1990                AGE: 48

  Chairman and Chief Executive Officer. Mr. Fuld was elected Chairman of the Board of Directors of the Company and LBI in April 1994 and has been Chief Executive Officer of the Company and LBI since November 1993. He has also served as a member of the Corporate Management Committee of the Company since 1994. Mr. Fuld was President and Chief Operating Officer of the Company and LBI from March 1993 to April 1994 and was Co-President and Co-Chief Operating Officer of both corporations from January 1993 to March 1993. He was President and Co-Chief Executive Officer of the Lehman Brothers Division from August 1990 to March 1993. Mr. Fuld was a Vice Chairman of LBI from August 1984 until 1990. He also serves as a Director and executive officer of several of the Company's subsidiaries. Mr. Fuld has been a Director of LBI since 1984 and a Director of the Company since 1990. He is Chairman of the Company's Executive Committee and a member of the Company's Finance Committee, as well as a non-voting member of the Company's Nominating Committee. Mr. Fuld is a trustee of Mount Sinai Medical Center, a member of the Executive Committee of Mount Sinai Children's Center Foundation, a trustee of Wilbraham & Monson Academy and a Director of Ronald McDonald House.

KATSUMI FUNAKI                        DIRECTOR SINCE 1991                AGE: 53

  Senior General Manager of International Business of the Finance and Investment Planning Office of Nippon Life. Mr. Funaki has been affiliated with Nippon Life, Japan's largest insurance company, since 1964 and has been Senior General Manager for International Business of the Finance and Investment Planning Office since March 1994. Mr. Funaki was Chief General Manager for the Americas from 1993 through March 1994, and Mr. Funaki was General Manager for North America from March 1991 until 1993. He was Deputy Chief of International Investment Headquarters of Nippon Life from 1990 to 1991. Mr. Funaki was General Manager of the International Investment Department of Nippon Life from 1988 to 1990 and Deputy General Manager of the International Investment Department of Nippon Life from 1986 to 1988. Mr. Funaki has been a Director of the Company since 1991.

MALCOLM WILSON                        DIRECTOR SINCE 1984                AGE: 80

  Counsel to Kent, Hazzard, Jaeger, Greer, Wilson & Fay. Mr. Wilson, former Governor of the State of New York, has been counsel at the law firm of Kent, Hazzard, Jaeger, Greer, Wilson & Fay since 1986. Governor Wilson is a trustee of the New York State Historical Association, St. Agnes Hospital, the Clark Foundation, St. Patrick's Cathedral and Trustee Emeritus of Fordham Preparatory School and Fordham University. Governor Wilson is also a Director of LBI, the Thomas & Agnes Carvel Foundation and the Farmer's Museum. Governor Wilson has been a Director of the Company since 1984. He is Chairman of the Company's Audit Committee and a member of the Company's Compensation and Benefits Committee, Finance Committee and Nominating Committee.

   CLASS III DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 1997 ANNUAL MEETING OF
                                  STOCKHOLDERS

JOHN J. BYRNE                         DIRECTOR SINCE 1994                AGE: 62

  Chairman of Fund American Enterprises Holdings, Inc. Mr. Byrne has been Chairman of Fund American Enterprises Holdings, Inc., an operating company engaged in the mortgage business since 1985. He was Chairman of Fireman's Fund Insurance Companies from 1989 to 1990. Mr. Byrne is a Director of Martin Marietta Corp., Potomac Electric Power Company, Zurich Reinsurance Centre Holdings Inc. and the Stanford Research Institute. He is also chairman and a Director of FSA Holdings Ltd. Mr. Byrne has been a Director of the Company since 1994. He is Chairman of the Company's Compensation and Benefits Committee and a member of the Company's Executive Committee and Nominating Committee. Mr. Byrne has announced his intention to resign his directorship as of the date of the Annual Meeting, April 5, 1995.

JOHN D. MACOMBER                      DIRECTOR SINCE 1994                AGE: 67

  Principal of JDM Investment Group. Mr. Macomber has been a Principal of JDM Investment Group, a private investment firm, since 1992. He was Chairman and President of the Export-Import Bank of the United States from 1989 to 1992, Chairman and Chief Executive Officer of Celanese Corporation from 1973 to 1986 and a Senior Partner at McKinsey & Co. from 1954 to 1973. Mr. Macomber is a Director of Bristol-Myers Squibb Company, The Brown Group, Inc., Pilkington Ltd., Textron Inc. and Xerox Corporation. He is also a Director of the Atlantic Council of the United States, the French-American Foundation, the National Executive Services Corps. and the George Bush Presidential Library Foundation. Mr. Macomber is Chairman of the Council for Excellence in Government. Mr. Macomber is on the Advisory Board of the Center for Strategic & International Studies and the Yale School of Management. He is a Trustee of the Carnegie Institution of Washington and The Rockefeller University and a member of the Council on Foreign Relations and the Bretton Woods Committee. Mr. Macomber has been a Director of the Company since 1994. He is Chairman of the Company's Nominating Committee and a member of the Company's Audit Committee, Compensation and Benefits Committee and Finance Committee.

T. CHRISTOPHER PETTIT                 DIRECTOR SINCE 1994                AGE: 49

  President and Chief Operating Officer. Mr. Pettit was elected President and Chief Operating Officer of the Company and LBI in April 1994 and has served as a member of the Corporate Management Committee of the Company since 1994. Mr. Pettit is responsible for the day-to-day operations of the Firm. He was Managing Partner of the Company and LBI from 1993 to April 1994 and Managing Director of LBI from 1992 to April 1994. Mr. Pettit, who was a Senior Executive Vice President of LBI from 1984 to 1992, was appointed the Managing Partner of the Lehman Brothers Division in 1991. Mr. Pettit also serves as a Director and executive officer of several of the Company's subsidiaries. Mr. Pettit has been a Director of the Company since 1994 and is a member of the Company's Executive Committee.

                      COMMITTEES OF THE BOARD OF DIRECTORS

  The Executive, Audit, Compensation and Benefits, Finance and Nominating Committees of the Board of Directors are described below.

  EXECUTIVE COMMITTEE. The Executive Committee consists of Mr. Fuld, who chairs the Executive Committee, and Messrs. Byrne and Pettit. The Executive Committee has the authority, in the intervals between meetings of the Board of Directors, to exercise all of the authority of the Board of Directors, except for those matters that the Delaware General Corporation Law ("DGCL") or the Restated Certificate of Incorporation reserves to the full Board of Directors. The Executive Committee acted by unanimous written consent 33 times during the 1994 fiscal year.

  AUDIT COMMITTEE. The Audit Committee consists of Governor Wilson, who chairs the Audit Committee, and Messrs. Berlind, Macomber and Shimasaki, all of whom are non-employee Directors. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company. The Audit Committee has general responsibility for surveillance of financial controls, as well as for the Company's accounting and audit activities. The Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the Board of Directors as to their selection, reviews the audit plan, fees and results of their audit, and approves their non-audit services and related fees. The Audit Committee held two meetings during the 1994 fiscal year.

  COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee (the "Compensation Committee") consists of Mr. Byrne, who chairs the Compensation Committee and Messrs. Macomber and Wilson, each of whom are non-employee Directors. The Compensation Committee establishes corporate policy and programs with respect to the compensation of officers and employees of the Company, including establishing compensation policies and practices, such as salary, cash incentive, restricted stock, long-term incentive compensation, stock purchase and other programs and making grants under such plans. Commencing in March 1994, the Compensation Committee became responsible for compensation of employees, making recommendations to the Board of Directors and approving standards for setting compensation levels for Executive Officers and establishing and administering all of the Company's employee benefit and compensation plans and has the authority, where appropriate, to delegate its duties. Prior to March 1994, the Finance Committee was responsible for such duties. The Compensation Committee held three meetings during the 1994 fiscal year and acted by unanimous written consent or telephone five times.

  FINANCE COMMITTEE: The Finance Committee consists of Mr. Berlind, who chairs the Finance Committee and Messrs. Fuld, Macomber, Shimasaki and Wilson. The Finance Committee reviews and advises the Board of Directors on financial policies and practices of the company, and periodically reviews, among other things, major capital expenditure programs and significant capital transactions and recommends a dividend policy to the Board of Directors. The Finance Committee held four meetings during the 1994 fiscal year and acted by telephone four times.

  NOMINATING COMMITTEE: The Nominating Committee consists of Mr. Macomber, who chairs the Nominating Committee and Messrs. Byrne, Fuld and Wilson, all of whom are non-employee Directors, with the exception of Mr. Fuld who is a non-voting member. The Nominating Committee considers and makes recommendations to the Company's Board of Directors with respect to the size and composition of the Board of Directors and Board Committees and with respect to potential candidates for membership on the Board of Directors. The Nominating Committee held one meeting during the 1994 fiscal year. The Nominating Committee will consider nominees for Director recommended by Stockholders. The Company's bylaws contain time limitation, procedures and requirements relating to Stockholder nominations. Stockholders wishing to submit recommendations for the 1996 Annual Meeting of Stockholders should write to the Corporate Secretary, Lehman Brothers Holdings Inc., 3 World Financial Center, New York, New York 10285.

                      ATTENDANCE AT MEETINGS BY DIRECTORS

  The Board of Directors held five meetings during the 1994 fiscal year and acted eight times by telephone or unanimous written consent. Other than Mr. Funaki, all Directors attended 75 percent or more of the aggregate of (a) the total number of meetings of the Board held during the period when he or she was a Director and (b) the total number of meetings held by all Committees of the Board on which he or she served during the period when he or she was a Director. The number of meetings held by each Committee during the 1994 fiscal year is set forth above.

              COMPENSATION OF DIRECTORS PRIOR TO THE DISTRIBUTION

  The following information concerns compensation arrangements for non-employee Directors in existence prior to the Spin-off, other than those that were continued following the Spin-off and which are indicated below. Subsequent to the Spin-off, the Company changed its standard annual retainer and fee arrangements.

  Prior to the Spin-off, Directors who were not employees of the Company or of any affiliate which owned 40 percent or more of the Company ("Non-employee Directors") received an annual retainer of $20,000 plus $750 for each Board of Directors meeting attended and were reimbursed for reasonable travel and related expenses. Each Non-employee Director who served on a committee of the Board of Directors received an additional annual retainer of $2,500 (or $5,000 each in the case of a committee chairman) plus $500 per committee meeting attended.

  The Company's Retirement Plan for Non-employee Directors. Prior to the Spin-off, the Company maintained the Company's Retirement Plan for Non-employee Directors which was a non-qualified retirement plan which provided a limited annual retirement benefit for Non-employee Directors who had earned five or more years of service as defined in the Plan. Participation in this plan was frozen on May 31, 1994. Any Non-employee Director who had, on such date, completed at least 5 years of service as a Director (determined in accordance with this plan) has vested benefits under this plan. Any individual who was a Non-employee Director on such date, but had not completed 5 years of service as of such date, will acquire vested benefits under this plan at the time such individual completes such 5 years of service as a Director. Any individual who becomes a Non-employee Director after such date is ineligible to participate in this plan. Vested benefits under this plan will be paid after the individual ceases to be a Director.

                       COMPENSATION OF CURRENT DIRECTORS

  Non-employee Directors receive an annual retainer of $45,000 and are reimbursed for reasonable travel and related expenses. No additional fees are paid for attendance at Board of Directors or committee meetings. Each Director is expected to attend all Board meetings. Compensation for attending meetings is deemed to be included within the annual retainers which are paid quarterly; however, the fourth quarter payment will be withheld for failure to attend 75% of the required number of meetings.

  Restricted Stock Unit Grants for Non-employee Directors. Under the terms of the Company's Management Ownership Plan, a grant of Restricted Stock Units ("RSUs") representing $30,000 fair market value of Common Stock (as of the date of the Annual Meeting) will be made to each Non-employee Director on the first business day following the Company's Annual Meeting of stockholders for each year that such plan is in effect. On May 31, 1994, RSUs representing $30,000 of Common Stock were granted to each Non-employee Director of the Company. As of each date a dividend is paid on Common Stock, each Non-employee Director holding RSUs shall be credited with a number of additional RSUs equal to the product of (A) the dividend paid on one share of Common Stock, multiplied by
(B) the number of RSUs held by the Non-employee Director, divided by (C) the closing price of Common Stock on the NYSE on such date. One-third of the RSUs granted to Non-employee Directors will vest on each of the first three anniversaries of the date of grant, or, if earlier, immediately upon death, disability or termination of service as a Non-employee Director after serving ten years. One-third of a Non-employee Director's vested RSUs is payable in Common Stock on each of the first three anniversaries following death, disability or termination of service. The number of RSUs granted will be based on the closing price of the Common Stock on the NYSE on the day such units are awarded.

  The Company's Deferred Compensation Plan for Non-employee Directors. The Company's Deferred Compensation Plan for Non-employee Directors is a non-qualified deferred compensation plan which provides each Non-employee Director an opportunity to elect to defer receipt of compensation to be earned for services on the Board of Directors. Each Non-employee Director may elect to defer all or a specified percentage of his or her future compensation (or such election may be limited to such Non-employee Director's annual retainer fees) with respect to one or more terms as Director. Such an election can be revoked only by a showing of financial hardship and with the consent of the Compensation Committee. Amounts deferred are credited quarterly with interest, based upon the average 30-day U.S. Treasury Bill rate, and compounded annually. Deferred amounts will be paid in either a lump sum or in annual installments over a period not to exceed ten years as elected by the Non-employee Director. Payments will commence pursuant to an election by the Non-employee Director at a specified date in the future or upon termination of service as an Non-employee Director.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The current Executive Officers of the Company are set forth below, excluding Messrs. Fuld and Pettit whose biographies are included above. The Executive Officers comprise the Company's Corporate Management Committee, which performs broad, policy making functions for the Company.

JOHN L. CECIL                                                            AGE: 40

  Chief Administrative Officer. Mr. Cecil has been Chief Administrative Officer of the Company and LBI as well as a Managing Director of LBI since January 1994 and has served as a member of the Corporate Management Committee of the Company since 1994. Mr. Cecil joined McKinsey & Company, Inc. in 1980 where he was elected a partner in 1986 and was a Director from 1991 through December 1993. Mr. Cecil is a member of the Board of Directors of Graham-Windham Agency and is the Chairman of its Executive Committee.

ROBERT MATZA                                                             AGE: 38

  Chief Financial Officer. Mr. Matza has been Chief Financial Officer of the Company and LBI since January 1994 and a Managing Director of LBI since 1992. He has served as a member of the Corporate Management Committee of the Company since 1994. He has also been a Director of LBI since January 1994. Mr. Matza was Chief Financial Officer of the LBI Division from November 1990 to July 1993. Mr. Matza was Controller of the Company and LBI from 1987 through November 1990 and Executive Vice President of LBI from 1987 through 1992.

THOMAS A. RUSSO                                                          AGE: 51

  Chief Legal Officer. Mr. Russo has been Senior Executive Vice President, Chief Legal Officer and a member of the Corporate Management Committee of the Company since 1994. He has been a Managing Director of LBI since 1993. He is responsible for the Company's Legal, Compliance, Credit, Corporate Communications, Internal Audit, Investor Relations and Government Relations departments, as well as the Firm Investment and Commitment Committees. He also serves as Chairman of the Company's New Products and Businesses Committee. From 1977 until he joined LBI in 1993, Mr. Russo was a partner at the law firm of Cadwalader, Wickersham & Taft where he had a financial markets and general corporate practice.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the beneficial ownership of Common Stock as of January 31, 1995 for each Director, each nominee for Director, each Executive Officer named in the Summary Compensation Table and all Directors and Executive Officers of the Company as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown. None of the individuals beneficially owns any of the Company's outstanding Preferred Stock or as much as 1.0% of the outstanding Common Stock.

                                                        NUMBER OF SHARES OF
                                 NUMBER OF SHARES OF   COMMON STOCK WHICH MAY
       BENEFICIAL OWNERS            COMMON STOCK     BE ACQUIRED WITHIN 60 DAYS
       -----------------         ------------------- --------------------------
Roger S. Berlind ...............       107,148(a)                   0
John J. Byrne ..................         4,000(b)                   0
John L. Cecil ..................         7,646                      0
Richard S. Fuld, Jr. ...........       180,102(c)              88,684
Katsumi Funaki .................             0                      0
John D. Macomber ...............        10,000                      0
Robert Matza ...................        23,361                  8,679
Dina Merrill ...................           240                      0
T. Christopher Pettit ..........       134,285(d)               8,807
Thomas A. Russo ................        23,627                      0
Masataka Shimasaki .............             0                      0
Malcolm Wilson .................         9,938                      0
All Current Directors and
 Executive Officers as a group
 (12 individuals)...............       500,347                106,170

- --------
(a) Does not include 40,000 shares of Common Stock held by Mr. Berlind's wife, as to which Mr. Berlind disclaims beneficial ownership.
(b) Does not include 1,008,100 shares of Common Stock held by Fund American Enterprises Holdings Inc., of which Mr. Byrne is the Chairman and as to which Mr. Byrne disclaims beneficial ownership.
(c) Includes 273 shares held by Mr. Fuld's son, as to which Mr. Fuld acts as custodian.
(d) Includes 1,200 shares held by Mr. Pettit's son, as to which Mr. Pettit acts as custodian and excludes 1,200 shares held by an adult daughter, as to which he disclaims beneficial ownership.

        COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

  The Company's Compensation and Benefits Committee (the "Committee") makes decisions with respect to the compensation of the Company's Chief Executive Officer and the other Executive Officers. The Committee is composed of John J. Byrne, John D. Macomber and Governor Malcolm Wilson. None of the Committee members has ever been an employee or officer of the Firm.

  In making its decisions with respect to the compensation of Executive Officers, the Committee has adopted several practical and philosophical positions:

    . Deliver a significant portion of total compensation in equity-based awards, thereby aligning the financial interest of Executive Officers with shareholders and encouraging prudent long-term strategic decisions. Where feasible, based on market conditions and other factors, shares will be repurchased in the market to avoid shareholder dilution.

    . Tie compensation for Executive Officers to annual and long-term performance goals, which further harmonizes the interests of Executive Officers with those of shareholders and rewards Executive Officers for achievements.

    . Ensure that compensation opportunities are comparable with those at major competitors, so that the Firm may recruit and retain talented Executive Officers who are key to the Company's long-term success.

  The elements and weightings of the compensation program at the Company are reasonably standard for the investment banking industry, but are considerably different from those of other major corporations operating in different industries. Total compensation is comprised of base salary and both cash and non-cash incentive compensation. Base salaries are intended to make up a small portion of total compensation. The greater part of total compensation is based on the Company's financial performance and other factors and is delivered through a combination of cash and equity-based awards. This approach results in overall compensation levels which will vary significantly with the financial performance of the Company.

  A key element of Executive Officer compensation for 1994 was preestablished compensation formulas for each Executive Officer based on the Company's net income. The formulas were intended to provide a specific amount of cash and Restricted Stock Units ("RSUs"), which have significant vesting and sales restrictions. The percentage of total compensation consisting of RSUs for Executive Officers increased with the level of executive responsibility. (The Committee took a similar approach in the RSU award program for employees, by paying a percentage of employee compensation in RSUs, with the percentage increasing commensurate with employee compensation levels.) In the cases of Mr. Cecil and Mr. Russo, their compensation was affected by contractual agreements that pre-dated both the Spin-off and the establishment of the compensation formulas and were required in order to recruit them to the Company.

  In determining overall Executive Officer compensation for 1994, the Committee also considered a number of business factors and conditions. The Committee recognized that business conditions affecting the industry were significantly depressed, resulting in declining revenues and margins for the Company and its major competitors. The Committee also recognized that 1994 presented special challenges to the management of the Company arising from the Spin-off from American Express and the resulting financial, regulatory and reporting issues and organizational changes that needed to be addressed. In addition, the Committee reviewed compensation provided in prior years, along with estimates for the current year, for the companies comprising the peer group (the "Peer Group") utilized for the Performance Graph on page 17. In making their determinations, the Committee had available to it third-party advisors knowledgeable of industry practices.

  The Committee also utilized stock option awards to further encourage Executive Officers to strive for long-term shareholder value. The options were awarded with exercise prices at market and at a premium to market value at the date of grant and vest ratably over three years. In allocating options, the Committee did not take into account the existence of other holdings of options. The Committee believes that options assist the Firm in maintaining a competitive compensation program.

  In establishing 1994 compensation for Richard S. Fuld, Jr., the Company's Chairman and Chief Executive Officer, the Committee considered the following performance factors (to which it did not assign any specific relative weights):

    . Overseeing the financial performance of the Company.

    . Supervising the Spin-off of the Company from American Express.

    . Guiding the transition of the Company from a private to a public company.

    . Providing leadership for the Company's ongoing cost reduction initiatives.

    . Developing further the Company's global franchise.

    . Restructuring underperforming businesses to complete the transition from a retail oriented to institutional firm, in areas such as equities and retail brokerage.

    . Presiding as Chairman of the Board of Directors, thereby ensuring that the Board of Directors is advised of and consulted regarding all significant Company matters.

  In addition to these specific criteria, the Committee evaluated Mr. Fuld on his contributions in building and maintaining an effective management team, and in general, on initiatives taken to build long-term shareholder value for the newly independent Lehman Brothers.

  On the general criteria of leadership, management and governance, it is the Committee's judgment that Mr. Fuld's 1994 performance was above expectations. However, in the face of difficult market conditions, the actual financial results of the Company for 1994 were lower than for 1993. Since the major portion of Mr. Fuld's compensation is based on financial results, his 1994 compensation reflects a significant reduction from 1993 and in fact is less than the performance formula would yield.

  Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million unless the payments are made under qualifying performance-based plans. For the compensation year ending December 31, 1994, these procedures were adhered to, except to the extent a previously existing employment agreement was in effect. While the Committee currently seeks to maximize the deductibility of compensation paid to named Executive Officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

                                          COMPENSATION COMMITTEE:

                                          John J. Byrne, Chairman
                                          John D. Macomber
                                          Governor Malcolm Wilson
                                          January 24, 1995

EXECUTIVE COMPENSATION

The following table shows, for the calendar years ending December 31, 1994 and 1993 as applicable, the cash and other compensation paid or accrued and certain long-term awards made to the Named Executives for services in all capacities. None of the Named Executives was an executive officer of the Company prior to 1993. Mr. Cecil was hired in January of 1994 and was not an Executive Officer of the Company in 1993.

                          SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                     ---------------------------------
                                     ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                             -------------------------------------------------------------------------
                                                           OTHER                                          ALL
                                                          ANNUAL     RESTRICTED               LONG-TERM  OTHER
                                                          COMPEN-      STOCK        OPTIONS/  INCENTIVE COMPEN-
NAME AND PRINCIPAL POSITION       SALARY       BONUS      SATION       AWARDS         SARS     PAYOUTS  SATION
   AT DECEMBER 31, 1994      YEAR   ($)       ($)(A)      ($)(B)       ($)(C)      (# SHARES)  ($)(D)   ($)(E)
- ---------------------------------------------------------------------------------------------------------------
R. S. Fuld, Jr. ........     1994 750,000      675,000     85,093    2,375,000      317,004    858,529   8,562
Chairman and Chief Exec-
 utive Officer               1993 400,000    8,425,000(f) 175,883            0            0     74,710   5,026
T. C. Pettit ...........     1994 600,000      637,500     50,947    2,062,500      195,567    649,277   9,144
President and Chief Op-
 erating Officer             1993 300,000    6,800,000(f) 122,272            0            0          0     908
J. L. Cecil ............     1994 432,692(g) 1,167,308     80,000(g)   820,000(g)    80,000          0       0
Chief Administrative
 Officer
T. A. Russo ............     1994 450,000      825,000      8,438      325,000       75,120    107,529       0
Chief Legal Officer          1993 250,000    1,550,000(f)  20,250            0            0          0       0
R. Matza ...............     1994 450,000      450,000      7,712      300,000       83,479     98,279     512
Chief Financial Officer      1993 200,000    1,550,000(f)  18,509            0            0          0     461

- --------
(a) Messrs. Cecil and Russo received compensation in accordance with their compensation agreements with the Company. See "Employment Contracts and Other Arrangements with Executive Officers."
(b) Amounts reported in this column for 1994 reflect interest earnings ("Earnings") on deferred compensation paid in 1994 in excess of 120 percent of the applicable federal rate under the Participating Preferred Plan ("PPP") to Messrs. Fuld of $67,366 and perquisites; all other amounts represent Earnings, except as indicated in footnote (g).
(c) Except as set forth in footnote (g), these amounts represent RSUs awarded under the Company's Management Ownership Plan on December 31, 1994. Eighty percent of these RSUs vest on July 1, 1995, and the remaining twenty percent vest on July 1, 1999. Each vested RSU converts to one share of Common Stock on July 1, 1999. RSUs cannot be sold or transferred until they convert to Common Stock on July 1, 1999. The value indicated above reflects the market price of the underlying Common Stock shares, based on the closing price of the Company's Common Stock on the NYSE on December 30, 1994 ($14.75). Dividend equivalents are payable on the RSUs to the extent and on the same date as dividends are paid on all other Common Stock shares.
(d) The 1994 amounts represent payouts of LTIP Awards under the PPP made for the performance period of the year 1993 and the first five months of 1994. The PPP was terminated in connection with the Spin-off. $646,717 was credited to Mr. Fuld in 1993 and $179,476 in 1994; $489,090 was credited to Mr. Pettit in 1993 and $135,732 in 1994; $81,000 was credited to Mr. Russo in 1993 and $22,479 in 1994; $74,032 was credited to Mr. Matza in 1993 and $20,545 in 1994. The LTIP Payouts also include total interest earnings on the 1993 credit of $32,336 for Mr. Fuld, $24,455 for Mr. Pettit, $4,050 for Mr. Russo and $3,702 for Mr. Matza.
(e) Amounts reported under "All Other Compensation" for 1994 consist of the dollar value of above-market earnings on deferred compensation. Included are credits to compensation deferred pursuant to the Executive and Select Employees Plan which was established in 1985 and Lehman Brothers Kuhn Loeb Deferred Compensation Plans, which were established in 1977 and 1980.
(f) Payment of $4,079,167, $3,216,667, $266,667 and $250,000 of Messrs. Fuld,
    Pettit, Russo and Matza's 1993 bonuses were deferred until May 1994 and the release of such deferral was contingent upon the purchase of Common Stock from American Express for $25.55 per share. Payment of $333,333 of each of Messrs. Fuld, Pettit, Russo and Matza's 1993 bonus was deferred until May 1994 expressly to purchase phantom equity interests which converted to Common Stock at the Spin-off at $16.83 per share, in each case less applicable withholding tax. See "Certain Transactions and Agreements with American Express." These purchases aggregated approximately 52%, 52%, 39% and 38% of Messrs. Fuld, Pettit, Russo and Matza's 1993 bonuses and the net bonus payments to Messrs. Fuld, Pettit, Russo and Matza for 1993 were $4,012,500, $3,250,000, $950,000 and
    $966,667, respectively.
(g) Mr. Cecil's employment commenced January 17, 1994. Mr. Cecil was awarded $700,000 of RSUs in 1994. In addition, upon joining the Company, Mr. Cecil received $200,000 of phantom units, representing $120,000 of phantom shares and $80,000 of deferred cash rights applied to withholding taxes, which phantom shares were converted to Restricted Common Stock at the Spin-off at $16.83 per share, in the same manner as other employees. See "Certain Transactions and Agreements with American Express."

The following tables contain information concerning the grant of nonqualified stock options in 1994 to the named executives:

                           OPTION/SAR GRANTS IN 1994

                               INDIVIDUAL GRANTS

                                        PERCENT OF
                                          TOTAL
                                       OPTIONS/SARS
                          NUMBER OF     GRANTED TO    EXERCISE                GRANT DATE
                         OPTIONS/SARS   EMPLOYEES       PRICE     EXPIRATION   PRESENT
     NAME                  GRANTED       IN 1994    ($/PER SHARE)    DATE    VALUES($)(A)
     ----                ------------  ------------ ------------- ---------- ------------
R. S. Fuld, Jr. ........   150,000(b)      3.94%         $18       07/01/99    $260,710
                            78,320(c)      2.06%         $18       05/31/04    $344,441
T. C. Pettit ...........   125,000(b)      3.28%         $18       07/01/99    $217,259
                            61,760(c)      1.62%         $18       05/31/04    $271,612
J. L. Cecil.............    80,000(b)      2.10%         $18       07/01/99    $139,045
T. A. Russo.............    70,000(b)      1.84%         $18       07/01/99    $121,665
                             5,120(c)      0.13%         $18       05/31/04     $22,517
R. Matza ...............    70,000(b)      1.84%         $18       07/01/99    $121,665
                             4,800(c)      0.13%         $18       05/31/04    $ 21,110

- --------
(a) These values were calculated using the Black-Scholes option pricing model. The Black-Scholes model is a mathematical formula which is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options. This is not true for the Company's options granted to Executive Officers. Therefore, certain discounting assumptions about the time of exercise and risk of forfeiture were applied, as indicated below. Any estimated value will depend on the market value of the Common Stock at a future date. The values shown were calculated using the following assumptions: the option term varies according to the expiration dates indicated above; the exercise price is equal to 120% of the closing price of the Common Stock on June 30, 1994 for the options granted in July 1994 and 100% of the closing price of the Common Stock on May 31, 1994 for the options granted in May 1994; the expected dividend rate is $0.50 per share per year based on the anticipated dividend policy as set forth in the Company's Prospectus dated April 5, 1994 (which dividend policy was subsequently revised to a regular quarterly dividend of $.05); the risk-free rate of return equal to the yield for the U.S. Treasury strip security with a maturity date closest to the expiration date of the option grant; and expected stock price volatility used is the historic volatility of the Peer Group. In addition, the assumed option term of the awards reflects the likelihood of exercise before the expiration of the maximum term. Stock options with a term of five years are assumed to be exercised in three years. Stock options with a maximum term of ten years are assumed to be exercised in five years. The adjustment for non-transferability or risk of forfeiture during the vesting period is 10% per annum.

(b) Granted in July 1994. These options have a five-year term and will become exercisable in cumulative annual installments of 33 1/3 percent per year on each of the first three anniversaries of the grant date.

(c) Granted in May 1994. These options have a ten-year term and will become exercisable in cumulative annual installments of 33 1/3 percent per year on each of the first three anniversaries of the grant date.

      OPTION/SAR GRANTS IN 1994 TO REPLACE AMERICAN EXPRESS OPTION AWARDS

                               INDIVIDUAL GRANTS

                                       PERCENT OF
                                         TOTAL
                                      OPTIONS/SARS
                          NUMBER OF    GRANTED TO    EXERCISE                GRANT DATE
                         OPTIONS/SARS  EMPLOYEES       PRICE     EXPIRATION   PRESENT
     NAME                 GRANTED(A)    IN 1994    ($/PER SHARE)    DATE    VALUES($)(B)
     ----                ------------ ------------ ------------- ---------- ------------
R. S. Fuld, Jr. ........    15,000        0.39%         $18       05/20/96    $ 48,162
                             3,615        0.09%         $18       05/13/97    $ 11,607
                            10,800        0.28%         $18       11/22/97    $ 42,611
                            16,319        0.43%         $18       02/16/99    $ 64,385
                            22,950        0.60%         $18       07/30/99    $ 90,548
                            20,000        0.52%         $18       02/24/01    $108,189
T. C. Pettit ...........     1,600        0.04%         $18       02/24/95    $  2,994
                             1,521        0.04%         $18       05/13/97    $  4,884
                             3,600        0.09%         $18       11/22/97    $ 14,204
                             2,086        0.05%         $18       07/30/99    $  8,230
R. Matza ...............     4,000        0.10%         $18       05/20/96    $ 12,843
                               193        0.01%         $18       05/13/97    $    620
                             2,400        0.06%         $18       11/22/97    $  9,469
                             2,086        0.05%         $18       07/30/99    $  8,230

- --------
(a) Granted in May 1994. These options were granted as replacement for canceled American Express option awards at the time of the Spin-off. These options are fully exercisable.
(b) These values were calculated using the Black-Scholes option pricing model, described on page 13, with the following assumptions: the option term of the options varies according to the expiration dates indicated above; the exercise price is equal to the closing price of the Common Stock on May 31, 1994; the expected dividend rate is $0.50 per share per year based on the anticipated dividend policy as set forth in the Company's Prospectus dated April 5, 1994 (which dividend policy was subsequently revised to a regular quarterly dividend of $.05); the risk-free rate of return equal to the yield for the U.S. Treasury strip security with a maturity date closest to the expiration date of the specific option grant; and expected stock price volatility used is the historic volatility of the Peer Group. In addition, the assumed option term of the awards reflects the likelihood of exercise before the expiration of the maximum term. Stock options with a maximum term of three years or less are assumed to be exercised at expiration or two years, whichever is less. Stock options with a maximum term of between three and five years are assumed to be exercised in three years. Stock options with a maximum term of more than five and up to and including ten years are assumed to be exercised in five years.

  The following table shows the number of shares of the Common Stock represented by outstanding stock options held by each of the Executive Officers as of December 31, 1994. The exercise price of each option represented by these shares was higher than the closing price of the Common Stock at year-end, and thus none of these options were "in-the-money" as of such date. During 1994, none of the Executive Officers exercised any of the Company's stock options.

                  AGGREGATED OPTION/SAR EXERCISES IN 1994 AND
                        YEAR-END 1994 OPTION/SAR VALUES*

                                               NUMBER OF SECURITIES UNDERLYING
                                                     OUTSTANDING OPTIONS
                                                   AS OF DECEMBER 31, 1994
                                              ---------------------------------
          NAME                                EXERCISABLE (#) UNEXERCISABLE (#)
          ----                                --------------- -----------------
      R. S. Fuld, Jr. .......................     88,684           228,320
      T. C. Pettit...........................      8,807           186,760
      J. L. Cecil ...........................          0            80,000
      T. A. Russo ...........................          0            75,120
      R. Matza ..............................      8,679            74,800

* In 1994, prior to the Spin-off, the Executive Officers holding "in-the-money" American Express options were required to exercise such options prior to their expiration on May 30, 1994. Messrs. Fuld, Pettit, and Matza acquired 35,000, 1,825, and 4,000 shares of American Express Company common stock, respectively, on exercise of their options and realized a gain of $76,250, $14,136, and $4,252, respectively.

PENSION BENEFITS

  Lehman Brothers Holdings Inc. Retirement Plan (the "Holdings Retirement Plan") is a funded, qualified, noncontributory, integrated, defined benefit pension plan covering eligible employees.

  All employees of the Company or a designated subsidiary who have attained the age of 21 and completed one year of service are generally eligible to participate in the Holdings Retirement Plan. The Holdings Retirement Plan formula provides for an annual retirement benefit payable at age 65, calculated as a straight life annuity. Pensionable earnings are total Form W-2 earnings (plus elective deferrals under the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan and certain other health plan deferral amounts) up to the Internal Revenue Service maximum of $150,000 in 1994. For each year of plan participation prior to 1989, the annual accrual was based on percentages of pensionable earnings up to and in excess of the social security taxable wage base. After 1988 the annual accrual is equal to one percent of pensionable earnings up to the average Social Security taxable wage base plus 1.65% of pensionable earnings in excess of the average taxable wage base. Generally, participants have a non-forfeitable right to their accrued benefits upon completing five years of vesting service. As of January 1, 1995, the estimated annual projected benefit payable upon retirement at a normal retirement age of 65 for Messrs. Fuld, Pettit, Cecil, Matza and Russo are $92,888, $84,115, $51,143, $89,451 and $32,134, respectively.

      EMPLOYMENT CONTRACTS AND OTHER ARRANGEMENTS WITH EXECUTIVE OFFICERS

  In 1992, the Company entered into a guaranteed compensation agreement with Mr. Russo through December 31, 1994, subject to Mr. Russo's earlier resignation or termination of employment for cause, whereunder Mr. Russo receives minimum annual compensation of $1,600,000 for 1993 and for 1994. The contract also provided for Mr. Russo's participation in the Lehman Brothers Inc. Participating Preferred Plan. During 1994, at the Corporation's request, Mr. Russo consented to receive a portion of his 1994 compensation in RSUs.

  In 1993, the Company entered into a guaranteed compensation agreement with Mr. Cecil through December 31, 1995, subject to his earlier resignation or termination of employment for cause, whereunder Mr. Cecil receives minimum annual compensation of $2,275,000 for 1994 and $2,800,000 for 1995. Mr. Cecil also received $200,000 of phantom units, representing $120,000 of phantom shares and $80,000 of deferred cash rights applied to withholding taxes, which phantom shares were converted to Restricted Common Stock at the Spin-off at $16.83 per share, in the same manner as other employees. See "Certain Transactions and Agreements with American Express." During 1994, at the Corporation's request, Mr. Cecil consented to receive a portion of his 1994 compensation in RSUs.

  Pursuant to its authority to accelerate the vesting and waive transfer restrictions for grants of RSUs under the Management Ownership Plan, in 1994 the Committee determined to accelerate the vesting and transfer restrictions of the RSUs received by the Executive Officers (and made comparable provisions for all other employees) in the event of a Hostile Change of Control, which generally means a tender offer, acquisition of 20% of the Company's voting securities or a change of a majority of the incumbent Board of Directors, in each case without the prior approval of a majority of the independent members of the incumbent Board of Directors (a "Majority"). To the extent there is a Change of Control which is not Hostile, then the RSU would be cashed-out but the difference between the acquisition price and the RSU value at grant would be deferred for two years and the conditions of the original RSU grant would govern the deferred amounts. Comparable arrangements were implemented for options and restricted stock held by the Executive Officers and all other employees. In addition, under a Cash Awards Plan, if a Hostile Change of Control occurs within six months after a grant of RSUs, then the CEO and President receive a payment equal to 250% of their previous annual cash compensation and the other CMC members shall receive 150%; if the Change of Control is not Hostile, the percentages are reduced to 125% and 75%, respectively.

                               PERFORMANCE GRAPH

  The performance graph below compares the performance of the Company's Common Stock for each month following the May 31, 1994 spinoff from American Express, with that of the S&P 500 Index and the Company's Peer Group (Morgan Stanley Group Inc., The Bear Stearns Companies Inc. and Salomon Inc). The graph assumes $100 is invested in the Company's Common Stock on May 31, 1994, using the closing price of $18, and that all dividends were reinvested.


                           [LINE GRAPH APPEARS HERE]



                          5/31/94 6/30/94 7/31/94 8/31/94 9/30/94 10/31/94 11/30/94 12/31/94 1/31/95
                          ------- ------- ------- ------- ------- -------- -------- -------- -------
Lehman Brothers Holdings
 Inc. ..................  100.00   83.33   87.50   90.97   82.64    86.81    83.61    82.92   95.42
S&P 500.................  100.00   98.07  101.13  104.91  102.82   104.94   100.85   102.07  104.52
Peer Group..............  100.00   90.78   88.42   97.40   87.21    86.27    83.05    83.66   87.14

               CERTAIN TRANSACTIONS AND AGREEMENTS WITH DIRECTORS
                             AND EXECUTIVE OFFICERS

  In the ordinary course of business, the Firm from time to time engages in transactions with other corporations or financial institutions whose officers or Directors are also officers or Directors of the Company. Transactions with such corporations and financial institutions are conducted on an arm's length basis and may not come to the attention of the Directors or officers of the Company or of the other corporations or financial institutions involved.

  From time to time, Executive Officers and Directors of the Company and their associates may be indebted to the Company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be indebted to LBI or its subsidiaries, as customers, in connection with margin account loans, mortgage loans, revolving lines of credit and other extensions of credit. Such indebtedness is in the ordinary course of business, is substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve a more than normal risk of collectibility or present other unfavorable features. In addition, such Executive Officers, Directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Firm, such as investment services, limited partnership interests and financial counseling, on terms similar to those extended to employees of the Company generally. From time to time since the beginning of the 1994 fiscal year, the Company, through certain of its subsidiaries, in the ordinary course of business has performed investment, financial advisory and other services for certain corporations and entities (i) with which its Directors and prior Directors are affiliated and (ii) which may be 5% or greater Stockholders.

  Dina Merrill, a Director of the Company, had an indemnity agreement with The E.F. Hutton Group Inc., now called LB I Group Inc. ("Group"), providing for her indemnification for actions taken or omitted to be taken in her capacity as a Director of such company. Ms. Merrill also is covered by certain undertakings of Holdings regarding continued indemnification of and liability insurance for former officers and Directors of Group which undertakings are contained in the agreement pursuant to which the Company acquired Group.

  Capital Partners I and II. Lehman Brothers Capital Partners I and Lehman Brothers Capital Partners II, L.P. ("Capital Partners II"), are limited partnerships established in 1985 and 1988, respectively, to provide senior officers and other employees of the Company with the opportunity to invest in a portfolio of high risk opportunities. Directors of the Company were given an opportunity to invest in Capital Partners II. During 1994, Messrs. Berlind and Fuld received $192,935 and $144,463 respectively, which amounts reflect income distributions and distributions related to the liquidation of assets.

 CERTAIN TRANSACTIONS AND AGREEMENTS BETWEEN THE COMPANY AND AMERICAN EXPRESS

  Described below are certain transactions between the Company and its subsidiaries and American Express and its subsidiaries.

SPIN-OFF OF THE COMPANY BY AMERICAN EXPRESS

  On May 31, 1994, the Company began trading "regular-way" on the New York Stock Exchange as the result of the completion of the Spin-off. In connection with the Spin-off, such shareholders of American Express received one-fifth of one share of Common Stock for every one American Express common share held on the Record Date.

  Prior to the Spin-off, the Company effected a 0.3178313 for 1 reverse stock split (the "Reverse Stock Split"). The calculation of the ratio for the Reverse Stock Split was based upon the number of American Express common shares outstanding on the Record Date. Also prior to the Spin-off: (i) American Express sold 441,251 shares of Common Stock to certain officers of the Company for an aggregate purchase price of approximately $11.3 million, or approximately $25.55 per share; (ii) the Company sold (a) 35,379,920 shares of Common Stock to American Express for an aggregate purchase price of approximately $903.8 million, or approximately $25.55 per share, (b) 3,490,094 shares of Common Stock to Nippon Life for approximately $89.2 million, or approximately $25.55 per share, (c) 8,000,000 shares of its Cumulative Voting Preferred Stock (which stock has a dividend rate of 8.44% per annum) (the "Cumulative Preferred Stock") to American Express for an aggregate purchase price of $200 million and (d) 928 and 72 shares of its Redeemable Voting Preferred Stock ("Redeemable Preferred Stock") for $1.00 per share to American Express and Nippon Life, respectively (the Cumulative Preferred Stock and the Redeemable Preferred Stock collectively, the "Preferred Stock"); and (iii) the Company issued (a) 3,366,677 shares of Common Stock upon conversion of all of the outstanding phantom equity interests held by certain key employees of the Company at $16.83 per share, with the portion issued to Executive Officers comprising less than 1.7% of the 3,366,677 or 54,657 shares of Common Stock and (b) 9,786,006 shares of Common Stock to American Express in exchange for $250 million of Money Market Preferred Stock of the Company held by American Express.

  American Express owns no Common Stock, but holds Preferred Stock which provides it with voting rights for approximately 3% of the Voting Stock. American Express has agreed that so long as it or any of its subsidiaries is the holder of any of the Preferred Stock, such shares will be voted for and against any proposal or matter submitted to a vote of the holders of Voting Stock in the same proportion as the votes cast by the holders of the Common Stock.

CERTAIN TRANSACTIONS WITH AMERICAN EXPRESS AND SUBSIDIARIES

  American Express has invested $15.6 million in a domestic merchant banking partnership in which the Company acts as general partner, and American Express received partnership distributions in an aggregate amount of $9.6 million in respect of this investment in 1994. Subsidiaries of American Express are the general partners and another subsidiary is a limited partner in a limited partnership which has invested in an offshore merchant banking partnership which the Company acts as general partner.

  Lehman Brothers Financial Resource Accounts include, as one of the features of the integrated financial services accounts, the Gold Card, issued by American Express Travel Related Services Company, Inc. ("TRS"), for which LBI pays TRS a portion of the fees received from the holders. LBI and TRS have agreed to extend such arrangements for a three-year period on an exclusive basis. TRS also provides the Corporate Card to employees of the Company, for which TRS receives annual fees. In January 1994, the Company agreed to consolidate all its business travel reservations through TRS' Travel Center in Omaha. LBI and TRS have agreed to extend such arrangements with respect to the Corporate Card and travel services for 5 years, with TRS as the sole provider of such services.

  In August 1990, American Express acquired all of the then publicly-held common stock of Holdings pursuant to a merger of a wholly owned subsidiary of American Express with and into Holdings (the "Merger"). In connection with the Merger, American Express agreed to guarantee certain payments to employees who were then active employees of the Company or its affiliates under the Company's Executive and Select Employees Plan, a deferred compensation plan for highly compensated executives (the "ESEP"), the Company's Voluntary Deferred Compensation Plan, the Lehman Brothers Kuhn Loeb Deferred Compensation Plans ("LDCP") and certain other deferred compensation programs of the Company, subject to certain limitations. The guarantee covered participants of the ESEP and the LDCP only if such participants elected to accept certain amendments to these plans and the deferral agreements thereunder. As of September 30, 1994, deferred compensation with an aggregate balance of approximately $145.8 million was covered by this guarantee. The Company agreed to pay American Express after the Spin-off an annual fee equal to 0.625% of the outstanding balance under such deferred compensation plans, in consideration of American Express maintaining the guarantee, which is scheduled to expire in August 2000.

  On June 28, 1991, Lehman sold all the issued and outstanding stock (the "Stock") of its wholly owned subsidiary The Balcor Company ("Balcor") to National Express Company, Inc. ("NEC"), a wholly owned subsidiary of American Express. In connection therewith, the Company sold to American Express certain loans (the "Loans") made by the Company to Balcor and one of Balcor's wholly owned subsidiaries. Pursuant to the terms of the transaction, NEC and American Express purchased the Stock and the Loans at book value for $1.445 billion consisting of $500 million in cash and a $945 million promissory note due June 28, 1996 (the "Balcor Note"). Effective as of the Spin-off, the Balcor Note was divided into two separate notes, each with a maturity date of June 28, 1996, in the amounts of $382 million and $563 million (collectively, the "Balcor Notes"). The interest rate on the Balcor Notes is the monthly average of the Federal Reserve AA Dealer Placed 30-day Commercial Paper Rate, as announced by the Federal Reserve Bank of New York, adjusted from a discount to a yield basis, for each day, plus 55 basis points. The Company has the ability to pledge the $382 million note (the principal amount of which may be increased as described below) (the "Pledge Right") subject to American Express' right, commencing one year subsequent to the Spin-off, to revoke the Pledge Right (and any pledge of the $382 million note) if American Express has a reasonable belief that such note is necessary to secure outstanding Lehman Brothers debt to American Express at such time. American Express will have a set-off right with respect to the $563 million note which could be extended to the $382 million note in connection with the revocation referred to above. The principal amount of the $382 million note would be increased (but not above $500 million) and the principal amount of the $563 million note would be decreased (but not below $445 million) by an amount equal to any principal repayments of the WFC Indebtedness (as defined below) by the Company. See "World Financial Center" below. At January 31, 1995, the principal amount of the $382 million note had increased to at least $488 million and the principal amount of the $563 million note had decreased to at most $457 million.

  The Company, from time to time, provides investment banking, commercial paper placement, brokerage and various other financial services such as repurchase transactions, investment advisory, strategic advisory and derivative products to American Express and its subsidiaries, including acting as placement agent for medium-term notes, dealer for commercial paper and advisor regarding certain dispositions. The Company, American Express and its subsidiaries also engage in the ordinary course of business in various trading and short-term funding transactions, including foreign exchange and precious metals transactions. American Express Bank issues letters of credit and provides overnight loans which are used in financing the Company's overseas activities. American Express also provides services to the Company. All of these transactions are done on an arms length basis with customary fees.

TAX ALLOCATION AGREEMENT

  The Company and American Express entered into an agreement (the "Tax Allocation Agreement") providing for the allocation and settlement of their respective federal, state and local income tax liabilities and detailing the procedures that determine the payments to be made to or by the Company with respect to those liabilities, including payments with respect to adjustments to tax liabilities resulting from audits or other proceedings with respect to taxes for taxable periods for which the Company or its subsidiaries were included in a consolidated federal or combined state or local income tax return with American Express.

  In general, the Company will be liable and has agreed to indemnify American Express for the Company's share of the American Express consolidated federal tax liability or unitary state or local tax liability (together with interest, penalties and additions to tax) for taxable periods for which the Firm is included in any returns with American Express. The Company's share of federal tax liabilities will generally be based on its tax liability determined as if the Firm filed federal income tax returns as a separate taxpayer. The Company will be given credit for tax benefits American Express can use in its consolidated federal income tax return, provided that it will be subject to any consolidated limitations, as adjusted, that affect American Express, and, if these limitations apply, the Company's benefits will be considered to be used after the benefits of other members of the American Express consolidated group. If the Company is required under the Tax Allocation Agreement to repay amounts previously received in respect of a tax benefit or attribute arising during an affiliation year, the Company could report a permanent earnings charge.

  American Express will control the filing and content of all consolidated and unitary tax returns which include the Firm, including all determinations whether to file amended returns or claims for refund. In addition, American Express may, in its discretion, in good faith, determine whether to claim carrybacks or carryovers of losses and credits by the Firm from taxable years during which they have or will file federal income tax returns separately from American Express ("separate return years") to taxable years in which they filed returns with American Express; provided, however, American Express may, in its discretion, without regard to whether it acts in good faith, determine whether to effect most such carryback or carryover claims. In addition, American Express may impose certain limits on the Firm taking inconsistent positions.

  As a result of the Spin-off, effective June 1, 1994, the Company files its own consolidated federal income tax return as well as separate combined state and local returns.

WORLD FINANCIAL CENTER

  LBI and its subsidiaries Lehman Government Securities Inc. and Lehman Commercial Paper Inc. (collectively, the "LB Co-tenants") are co-tenants together with American Express and certain of its subsidiaries (the "AXP Co-tenants" and, together with the LB Co-tenants, the "Co-tenants") of the leasehold interest in 3 World Financial Center in New York City (the "Property").

  The Co-tenants issued approximately $649 million aggregate original principal amount, and American Express issued $175 million original principal amount (a portion of which was re-loaned to the LB Co-tenants) of long-term debt to finance the Property, in a series of notes with various financial terms and maturities through the year 2000 (the "WFC Indebtedness"). The LB Co-Tenants are liable, on a limited recourse basis, for their proportionate share (approximately 50%) of the debt issued by the Co-tenants, which debt has been guaranteed by American Express, and are liable to American Express, on a limited recourse basis, for their proportionate share of the notes issued by American Express. Certain of the debt issued by the Co-tenants is secured by a first and/or second mortgage granted on the interest of the Co-tenants as tenants-in-common in the Property. In consideration of the American Express guarantee of the WFC Indebtedness, the Company will pay a guarantee fee, commencing upon the repayment of the Balcor Notes, of 0.625% of its proportionate share of the aggregate outstanding WFC Indebtedness per annum. Holdings has agreed to indemnify American Express for all payments that American Express may be required to make on behalf of the LB Co-tenants under the guarantees and under the Agreement of Tenants-In-Common referred to below, and Holdings has guaranteed payment of their share of the $175 million in long-term debt originally issued by American Express.

  Under the terms of the WFC Indebtedness, certain events affecting one or more of the Co-tenants of the Property constitute events of default. Such defaults in turn may cause the acceleration of other indebtedness of a Co-tenant. In order to afford themselves better individual protection against the effects of such defaults, the Co-tenants entered into a mutual buy-sell agreement (the "Buy-Sell Agreement") under which, upon the occurrence of certain specified events with respect to a Co-tenant (and subject to the receipt of certain third-party approvals that may be required), American Express (if such Co-tenant is a Lehman Brothers entity) or the Company (if such Co-tenant is an American Express entity) could acquire such Co-tenant's interest in the Property at fair value. In connection with such purchase, (i) the selling party would borrow from the purchasing party funds necessary to pay the selling party's prior share of the WFC indebtedness as and when due thereafter, in consideration of the payment by the purchaser of such amounts to the holders of the WFC indebtedness, and (ii) the purchasing party would sublease the applicable portion of Property back to the selling party for a term to expire upon satisfaction of the WFC Indebtedness upon terms and conditions substantially similar to those contained in the Agreement of Tenants-In-Common with such modifications as may be required by the provisions of the WFC Indebtedness. The Buy-Sell Agreement would provide that at the end of the term of the sublease, the Property would be reconveyed to the seller and the Agreement of Tenants-in-Common would be reinstated. The Co-tenants are exploring certain alternatives to the Buy-Sell Agreement. The implementation of any of the Buy-Sell Agreement or such other options could also have tax, regulatory, accounting or other consequences which may have a material adverse effect on the business or financial condition of the Company.

  The Co-tenants' relationship with respect to the Property is governed by an Agreement of Tenants-In-Common. The agreement provides, among other things, that each Co-tenant is obligated to pay its proportionate share of all Property obligations and limits the actions that may be taken by individual Co-tenants.

             CERTAIN TRANSACTIONS AND AGREEMENTS AMONG THE COMPANY,
                        AMERICAN EXPRESS AND NIPPON LIFE

INVESTMENT AGREEMENTS

  In connection with the sale in 1987 of 13,000,000 shares of the Series A Preferred Stock to Nippon Life, the Company, American Express and Nippon Life entered into an Investment Agreement which was amended in 1990 (as so amended, the "Investment Agreement"). Nippon Life, the Company and American Express entered into a new agreement (the "1994 Agreement"), in connection with the Spin-off. The following is a description of the Investment Agreement, and the changes that were made by the 1994 Agreement.

  Board of Directors Representation. Pursuant to the Investment Agreement, Nippon Life will nominate, and American Express will vote its shares of Voting Stock for two Directors to the Company's Board of Directors, one of whom serves on the Finance Committee of the Board of Directors (except to the extent American Express must vote in the same manner as other Stockholders, see page
2). These rights continue so long as Nippon Life owns shares of Voting Stock, with a value (as determined in accordance with the Investment Agreement) equal to not less than two-thirds of the aggregate purchase price of the Series A Preferred Stock ($508.3 million), as adjusted (the "Investor's Minimum Investment"). Except to the extent Nippon Life may participate in the management of the Company through its nominees, Nippon Life has agreed that it will not, alone or in concert with any other person, seek to affect or influence the control of the management or business operations of the Company. Voting Stock means all securities issued by the Company having the ordinary power to vote in the election of Directors of the Company, other than securities having such power only upon the occurrence of a default or any other extraordinary contingency.

  Certain Rights Under the Series A Preferred Stock. In the event that in April 1996 the Company does not have any class or series of Voting Stock registered under the Securities Exchange Act of 1934 which is broadly held and actively traded ("Public Stock"), then Nippon Life will have the right to require either American Express or the Company (at the option of American Express) to purchase all of the shares of Series A Preferred Stock at the price at which Nippon Life purchased from the Company the Series A Preferred Stock ($39.10 per share or $508.3 million in the aggregate) plus accumulated and unpaid dividends (the "Preferred Sale Price") and shares of Common Stock the Company received upon any conversion of the Series A Preferred Stock at a price per share equal to the conversion price per share (currently $123.02) on the date of conversion for such shares (adjusted for stock dividends, splits and reverse stock splits) plus declared and unpaid dividends ("the Common Sale Price") on terms specified in the Investment Agreement (the "1996 Put Option"). American Express intends to require the Company to purchase the Series A Preferred Stock in the event Nippon Life were to exercise the 1996 Put Option.

  The 1996 Put Option will expire prior to April 1996 if the trading price of the American Express common shares equals or exceeds the exchange price of $81.46 (as it may be adjusted) for a period of 20 days out of any 30 consecutive trading days. See "Right to Exchange Series A Preferred Stock for American Express Common Shares" below. American Express' and the Company's obligations under the 1996 Put Option may be satisfied by delivering, in lieu of cash, freely marketable American Express common shares or debt securities (other than "zero-coupon" or "deep discount" debt, but including debt of American Express Credit Corporation, a subsidiary of American Express, if it has a credit rating at least as high as American Express' rating), or certain investment grade debt securities or other marketable securities of non-American Express issuers.

  Right to Exchange Series A Preferred Stock for American Express Common Shares. In addition to Nippon Life's right to convert the Series A Preferred Stock into Common Stock, American Express has granted to Nippon Life the non-transferable right (the "Exchange Right") to exchange all or a portion of the Series A Preferred Stock for American Express common shares. The Exchange Right entitles Nippon Life to sell shares of Series A Preferred Stock to American Express and receive 0.48 of an American Express common share for each share of Series A Preferred Stock to be exchanged (or an aggregate of 6,240,000 American Express common shares at the initial exchange price of $81.46 per share). The exchange price is subject to certain anti-dilution adjustments. The Exchange Right terminates on December 31, 1999, provided that American Express or the Company may require Nippon Life to sell to American Express or the Company, as the case may be, the Series A Preferred Stock in cumulative annual increments of 2,600,000 shares, on any dividend payment date, if the average market price (as defined in the Investment Agreement) of American Express common shares exceeds the exchange price per share, and American Express or the Company may require such sale to American Express or the Company, as the case may be, on any dividend payment date on and after June 15, 1994, if the average per share market price of publicly traded Common Stock exceeds the conversion price per share of Series A Preferred Stock, in each case, on the date notice of required sale is given.

  Pursuant to the 1994 Agreement, American Express does not have the right to require Nippon Life to sell to American Express shares of the Series A Preferred Stock.

  Warrant for Common Stock. In 1990, Nippon Life acquired a Warrant (the "Warrant") to purchase approximately 3.3 million shares of Common Stock (the "Warrant Shares"). The Warrant has a current exercise price of $35.05 per share and expires on April 15, 1996. If the Common Stock is publicly traded, Holdings may accelerate the expiration of the Warrant with respect to 20% of the underlying Warrant Shares each year if at the time of acceleration the per share trading price of the underlying Common Stock for 20 out of 30 consecutive trading days is equal to or greater than 135% of the exercise price of the Warrant. The right to accelerate the Warrant is cumulative each year. The Warrant and the Warrant Shares are non-transferable except among affiliates of Nippon Life. Notwithstanding the foregoing, Nippon Life is not subject to any restriction against transfer of Warrant Shares purchased upon exercise of that portion of the Warrant the expiration of which has been accelerated. The exercise price of the Warrant and the number of Warrant Shares are subject to certain anti-dilution adjustments.

  Nippon Life and its affiliates have certain registration rights with respect to the Warrant Shares if the Common Stock is publicly traded at the time.

  Other Rights and Restrictions. Until April 2012, Nippon Life has agreed that it will not directly or indirectly increase its ownership of Voting Stock above 33 1/3% of the outstanding Voting Stock without the consent of the Company. Nippon Life will, to the extent permitted by any securities exchange upon which the Voting Stock is listed or as otherwise granted to American Express and so long as it owns the Investor's Minimum Investment, have the right to purchase a pro rata share (based on its then current percentage equity interest in the Company) of any voting equity security or any securities convertible into or exchangeable for shares of voting equity securities issued by the Company (excluding shares of any such security offered pursuant to the Company's employee benefit plans, dividend reinvestment plans and other offerings other than for cash). All shares of Common Stock received upon conversion of the Series A Preferred Stock and Series A Preferred Stock held by Nippon Life are freely transferable except that the Company will have a right of first refusal with respect to any sales of shares of Voting Stock by Nippon Life in an amount greater than 2% of the total outstanding Voting Stock of the Company during any six-month period (from January to June and from July to December). All transferees of shares in an amount greater than 2% of the total outstanding Voting Stock of the Company must agree to the restrictions to which Nippon Life is subject, and provided the Company then has Public Stock outstanding, Nippon Life is entitled to require the Company to register under the Securities Act its shares of Common Stock acquired upon conversion of the Series A Preferred Stock and is also entitled, subject to certain limitations and exceptions, to have such shares registered in the event the Company registers common equity securities for sale to the public. Any such sales by Nippon Life are subject to the Company's right of first refusal, the right of the Company to delay the public offering under certain circumstances and the requirement that Nippon Life use its best efforts to effect a broad distribution of the shares of Common Stock sold in the public offering.

  The Company's rights of first refusal are not applicable to sales made pursuant to underwritten public offerings involving broad distributions. In addition, Nippon Life has certain registration rights with respect to the Series A Preferred Stock and the Common Stock acquired in connection with the Spin-off if there is Public Stock outstanding at the time.

BUSINESS TRANSACTIONS

  The Company, American Express and Nippon Life entered into a Business Association Agreement in 1987. The Company and Nippon Life have conducted certain personnel exchanges pursuant to such agreement.

  On October 3, 1988, the Company entered into a loan agreement with Nippon Life and borrowed Yen 10,000,000,000. This borrowing was used to meet the Company's general funding requirements. Interest on any advance outstanding under the loan is paid at a rate of 5.5% per annum. Nippon Life invested $137 million in a merchant banking partnership in which the Company acts as general partner. Nippon Life has received partnership distributions in an aggregate amount of $92.2 million in respect of this investment for 1994. The relationship also provides the Company with access to numerous Asian institutions for private placements and underwritings.

  The Firm from time to time engages in certain trading activities, including securities lending arrangements, with Nippon Life in return for commissions and fees which are negotiated on an arm's-length basis.

  Each of the Company and Nippon Life owns 50% of the outstanding capital stock of PanAgora Asset Management Inc. ("PanAgora") and PanAgora Asset Management Ltd. ("PanAgora Ltd."), both asset management companies. Nippon Life and the Company also are parties to an agreement regarding the cooperation and management of PanAgora and PanAgora Ltd.

                                   PROPOSAL 2

                    RATIFICATION OF THE COMPANY'S SELECTION
                                OF ITS AUDITORS

  The Board of Directors recommends to the Stockholders that they ratify the selection of Ernst & Young LLP, independent auditors, to audit the accounts of the Firm for fiscal year 1995.

  The affirmative vote of the majority of Voting Stock present in person or by proxy at the meeting is required to ratify the selection of auditors. Abstentions and broker nonvotes with respect to this proposal will be counted as present for purposes of determining the existence of a quorum and will have the practical effect of a negative vote as to that proposal.

  In the event that the Stockholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its Stockholders.

  A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

                                 OTHER MATTERS

  Management does not know of any business to be transacted at the meeting other than as indicated herein. However, certain Stockholders may present topics for discussion from the floor. Should any such matter properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

  You are urged to sign, date and return the enclosed proxy in the prepaid envelope provided for such purpose. It is hoped that registered shareholders will give us advance notice of their plans by marking the box provided on the proxy card.

  If you will need special assistance at the Annual Meeting because of a disability or if you require directions to the Meeting, please contact the Corporate Secretary of the Company at (212) 526-1911.

  DEADLINE FOR SUBMITTING PROPOSALS FOR NEXT YEAR'S MEETING. Stockholders who intend to present proposals in connection with the Company's 1996 Annual Meeting of Stockholders must submit their proposals to the Corporate Secretary of the Company on or before October 14, 1995.

New York, New York
February 24, 1995

                                          Karen C. Manson
                                          Secretary

                         LEHMAN BROTHERS HOLDINGS INC.

                   Proxy for Annual Meeting of Stockholders

               This proxy is solicited by the Board of Directors

Karen C. Manson, Karen M. Muller and Thomas A. Russo, or each of them (with full power to act without the other and with full power of substitution) are hereby appointed attorneys and proxies to attend the Annual Meeting of Stockholders to be held on April 5, 1995, and at any adjournment thereof, and to vote and act for the undersigned on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

This proxy revokes all previous proxies. Unless specified to the contrary, it will be voted FOR proposals 1 and 2. In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment.

          CONTINUED AND TO BE SIGNED ON REVERSE SIDE             SEE REVERSE
                                                                    SIDE

  X   Please mark
      votes as in this example

        The Board of Directors recommends a vote FOR proposals 1 and 2

1. Election of Class II Directors. Nominees: Roger S. Berlind, Dina Merrill and Masataka Shimasaki

                            FOR           WITHHELD



              --------------------------------------------------
              For all nominees except as noted on the line above



PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE



2.  Ratification of Ernst & Young as independent auditors for fiscal year 1995

                  FOR             AGAINST            ABSTAIN


                   MARK HERE                  MARK HERE
                   FOR ADDRESS                IF YOU PLAN
                   CHANGE AND                 TO ATTEND
                   NOTE AT LEFT               THE MEETING


IMPORTANT: Please sign exactly as your name or names appear hereon and when signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signature is by a corporation, sign the full corporate name by a duly authorized officer.


           Signature: ________________________ Date:________

           Signature: ________________________ Date:________